As filed with the Securities and Exchange Commission on February 4, 2020

Registration No. 333-217495

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO.  333-217495

UNDER THE SECURITIES ACT OF 1933

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Maryland Pennsylvania	23-7768996 23-2766549
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

(415) 394-9000

(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)

Edward S. Nekritz, Secretary

Prologis, Inc.

1800 Wazee Street, Suite 500

Denver, Colorado 80202

(303) 567-5000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.  This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) filed by Liberty Property Trust, a Maryland real estate investment trust (the “Company”), and Liberty Property Limited Partnership, a Pennsylvania limited partnership (“Company OP” and together with the Company, the “Registrants”), deregisters all securities that remain unsold under the following Automatic Shelf Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrants with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-3ASR (No. 333-217495), which was filed with the Commission on April 27, 2017.

Effective on February 3, 2020, pursuant to the Agreement and Plan of Merger, dated as of October 27, 2019 (the “Merger Agreement”), by and among the Company, Company OP, Leaf Holdco Property Trust, a Maryland real estate investment trust and wholly owned subsidiary of the Company (“New Liberty Holdco”), Prologis, Inc., a Maryland corporation (“Prologis”), Lambda REIT Acquisition LLC, a Maryland limited liability company and wholly owned subsidiary of Prologis (“Prologis Merger Sub”), Prologis, L.P., a Delaware limited partnership (“Prologis OP”), and Lambda Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Prologis OP (“Prologis OP Merger Sub”), a wholly owned subsidiary of New Liberty Holdco merged with and into the Company (the “Company Merger”), with the Company continuing as the surviving entity and as an indirect wholly owned subsidiary of New Liberty Holdco.  Effective on February 4, 2020, New Liberty Holdco merged with and into Prologis Merger Sub (the “Topco Merger” and together with the Company Merger, the “Company Mergers”), with Prologis Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Prologis; immediately after the Topco Merger, Prologis Merger Sub caused all of the outstanding equity interests in the Company to be contributed to Prologis OP in exchange for the issuance by Prologis OP of the partnership interests in Prologis OP to other subsidiaries of Prologis; and thereafter, Prologis Merger Sub merged with and into Company OP, with Company OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP (the “Partnership Merger” and together with the Company Merger and the Topco Merger, the “Mergers”).

In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statement have been terminated. In accordance with undertakings made by the Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrants hereby remove from registration any and all securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

2

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 4th day of February, 2020.

Liberty Property Trust

By:	/s/ Michael T. Blair
	Name:	Michael T. Blair
	Title:	Managing Director, Deputy General Counsel

Liberty Property Limited Partnership

By: Liberty Property Trust,
its sole General Partner

By:	/s/ Michael T. Blair
	Name:	Michael T. Blair
	Title:	Managing Director, Deputy General Counsel

*                                         Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

3